UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2022 (November 3, 2022)

Singlepoint Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53425	26-1240905
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 North 44th Street, Suite 530 Phoenix, AZ	85018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 682-7464

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8 K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Deﬁnitive Agreement.

Convertible Preferred Stock

On November 3, 2022, Singlepoint Inc. (the “Company”) entered a Securities Purchase Agreement (the “Purchase Agreement”) with GHS Investments, LLC (“GHS”), whereby GHS agreed to purchase, Three Hundred Fifty (350) shares of the Company’s Class E Convertible Preferred Stock (the “Class E Preferred Stock”) in two equal tranches of One Hundred Seventy Five Thousand ($175,000) Dollars.  The first tranche (the “Initial Closing Date”), which shall occur promptly upon execution of the Purchase Agreement, is the purchase of One Hundred Seventy Five (175) shares of Class E Preferred Stock for One Hundred Seventy Five Thousand Dollars ($175,000).  The second tranche, scheduled for Fifteen (15) trading days following the Initial Closing Date, upon satisfaction of the applicable deliveries and closing conditions set forth in the Purchase Agreement, is the purchase of One Hundred Seventy Five (175) shares of Class E Preferred Stock for One Hundred Seventy Five Thousand Dollars ($175,000).  In addition the Company issued GHS ten shares of Class E Preferred Stock upon the Initial Closing Date as an equity incentive, and agreed to issue ten shares of Class E Preferred Stock upon the closing of the second tranche as an equity incentive.

The foregoing description of the terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the complete text of the document attached as Exhibit 10.1 to this Current Report on Form 8-K.

Original Issue Discount Notes

On October 25, 2022, the Company entered a Securities Purchase Agreement (the “OID Purchase Agreement”) with 622 Capital, LLC (“622 Capital”), whereby 622 Capital purchased from the Company, and the Company issued, (i) an aggregate principal amount of $600,000 of 20% original issue discount senior notes (each, a “Note” and collectively, the “Notes”), and (ii) 2,620,545 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”).

Each Note was designated as a 20% Original Issue Discount Senior Note due the earlier of January 21, 2023 or upon the occurrence of the Liquidity Event (as defined in the Note).   If the Notes remain outstanding after the Maturity Date or an Event of Default (each as defined in the Note), then the Notes are subject to an interest rate of 15% per annum, provided that if (x) the Liquidity Event occurs on or prior to January 21, 2023  and (y) the Company pays the outstanding principal of the Notes to the holder, then such interest will be waived retroactive to the date of the first issuance of the Notes (the “Original Issue Date”).  Upon an Event of Default, the sum of the outstanding principal amount of the Notes and any accrued and unpaid interest thereon shall become, at the election of the holder of the Notes, immediately due and payable in cash.  The Company shall have the option to prepay the Notes at any time after the Original Issue Date prior to or on the Maturity Date at an amount equal to the sum of the outstanding principal amount of the Notes and any accrued and unpaid interest thereon, without any prepayment premium or penalty.

The foregoing description of the terms of the OID Purchase Agreement and the Notes do not purport to be complete and is qualified in its entirety by the complete text of the documents attached as Exhibits 4.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the terms of the Purchase Agreement, the Company agreed to issue to GHS an aggregate of Three Hundred Seventy (370) shares of Class E Preferred Stock (as more fully described it Item 1.01 above). The foregoing was not registered under the Securities Act of 1933 and was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Pursuant to the terms of the OID Purchase Agreement, the Company agreed to issue to 622 Capital an aggregate of  2,620,545 shares of Common Stock (as more fully described under the caption “Original Issue Discount Notes” it Item 1.01 above). The foregoing was not registered under the Securities Act of 1933 and was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                On November 3, 2022 the Company filed with the State of Nevada, an Amended and Restated Certificate of Designation for the Class E Preferred Stock to increase the number of authorized shares of Class E Preferred Stock to 2,500.  All other terms of the Certificate of Designation remain as originally provided.  A copy of the Amended and Restated Certificate of Designation for the Class E Preferred Stock  is attached hereto as Exhibit 3.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following documents are filed as Exhibits:

Exhibit	Description

3.1	Amended and Restated Certificate of Designation For Class E Convertible Preferred Stock.
4.1	Form of 20% Original Issue Discount Senior Note
10.1	Purchase Agreement between Singlepoint Inc. and GHS Investments, LLC dated as of November 3, 2022.
10.2	Purchase Agreement between Singlepoint Inc. and 622 Capital, LLC dated as of October 25, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Stock Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SinglePoint Inc.

Dated: November 9, 2022	By:	/s/ William Ralston
William Ralston
President

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